Exhibit 10.1

EXECUTION VERSION

LETTER OF CREDIT FACILITY AGREEMENT

US$125,000,000

FACILITY AGREEMENT

dated 11 November 2011

for

TOWER INSURANCE COMPANY OF NEW YORK

as Borrower A

CASTLEPOINT INSURANCE COMPANY

as Borrower B

CASTLEPOINT NATIONAL INSURANCE COMPANY

as Borrower C

HERMITAGE INSURANCE COMPANY

as Borrower D

and

BARCLAYS BANK PLC

as Issuing Bank

CONTENTS

Clause		Page

1	Definitions And Interpretation	4

2	The Facility	23

3	Conditions Of Utilisation	23

4	Utilisation	24

5	Letters Of Credit	25

6	Default Interest	27

7	Changes To The Calculation Of Interest	28

8	Fees	29

9	Tax Gross Up And Indemnities	29

10	Increased Costs	31

11	Other Indemnities	32

12	Mitigation By The Issuing Bank	33

13	Costs And Expenses	33

14	Representations	34

15	Information Undertakings	39

16	General Undertakings	41

17	Collateral	44

18	Events Of Default	45

19	Changes To The Issuing Bank	48

20	Changes To The Borrower	50

21	Conduct Of Business By The Issuing Bank	50

22	Payment Mechanics	51

23	Set-Off	53

24	Notices	53

25	Calculations And Certificates	54

26	Partial Invalidity	55

27	Remedies And Waivers	55

28	Amendments And Waivers	55

29	Confidentiality	55

30	Counterparts	57

31	Governing law	57

32	Jurisdiction	57

33	Service Of Process	58

Schedule 1	Conditions Precedent	59

Schedule 2	Utilisation Request	62

Schedule 3	Mandatory Cost formulae	64

THIS AGREEMENT is dated 11 November 2011

and made between:

(1)	TOWER INSURANCE COMPANY OF NEW YORK a New York corporation whose registered address is 120 Broadway, 31st Floor, New York, NY 10271, United States (“Borrower A”);

(2)	CASTLEPOINT INSURANCE COMPANY a New York Corporation whose registered address is 120 Broadway, 31st Floor, New York, NY 10271, United States (“Borrower B”);

(3)	CASTLEPOINT NATIONAL INSURANCE COMPANY, an Illinois corporation whose registered address is 222 South Riverside Plaza, Suite 1600, Chicago, Illinois 60606, United States (“Borrower C”);

(4)	HERMITAGE INSURANCE COMPANY, a New York corporation whose registered address is 120 Broadway, 31st Floor, New York, NY 10271, United States (“Borrower D”); and

(5)	BARCLAYS BANK PLC as issuing bank (the “Issuing Bank”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 3 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicant” means each counterparty to a Quota Share Pledge.

“Applicable Insurance Regulatory Authority” means, when used with respect to the Borrowers or any of their Subsidiaries, in each case to the extent authorised or licensed or admitted to carry on or transact in one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance or other businesses reasonably related thereto, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (US or foreign) in which each Borrower or such Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over each Borrower or such Subsidiary, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which each Borrower or such Subsidiary is licensed, and shall include any US federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over each Borrower or such Subsidiary.

“Approved Currency” means any of the following:

(a)	Pounds Sterling, the lawful currency of the United Kingdom;

(b)	Euro, the lawful currency of the Participating Member States;

(c)	Swiss Francs, the lawful currency of Switzerland;

(d)	Australian Dollars, the lawful currency of Australia; and

(e)	Japanese Yen, the lawful currency of Japan.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means any officer of a Borrower who is named on, and whose specimen signature appears on, the bank mandate issued by that Borrower to the Issuing Bank.

“Availability Period” means the period from and including the date of this Agreement to and including 17 March 2012.

“Available Commitment” means the Commitment minus:

(a)	the amount of any outstanding Letters of Credit; and

(b)	in relation to any proposed Utilisation, the amount of any Letters of Credit that are due to be made on or before the proposed Utilisation Date,

other than any Letters of Credit that are due to expire or be cancelled on or before the proposed Utilisation Date.

“Borrower A Collateral Control Agreement” means the agreement dated on or about the date of this Agreement between the Custodian, Borrower A and the Issuing Bank relating to the Borrower A Custodian Account.

“Borrower A Collateral Security Agreement” means the agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower A over the Borrower A Custodian Account and the Borrower A Custody Agreement.

“Borrower A Custodian Account” means the account with account number 26-42579 held in the name of Borrower A with the Custodian under the Borrower A Custody Agreement.

“Borrower A Custody Agreement” means the agreement between Borrower A and the Custodian dated 25 October 2011 under which the Custodian agrees to hold certain assets as custodian on behalf of Borrower A and to establish the Borrower A Custodian Account.

“Borrower B Collateral Control Agreement” means the agreement dated on or about the date of this Agreement between the Custodian, Borrower B and the Issuing Bank relating to the Borrower B Custodian Account.

“Borrower B Collateral Security Agreement” means the agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower B over the Borrower B Custodian Account and the Borrower B Custody Agreement.

“Borrower B Custodian Account” means the account with account number 26-42577 held in the name of Borrower B with the Custodian under the Borrower B Custody Agreement.

“Borrower B Custody Agreement” means the agreement between Borrower B and the Custodian dated 25 October 2011 under which the Custodian agrees to hold certain assets as custodian on behalf of Borrower B and to establish the Borrower B Custodian Account.

“Borrower C Collateral Control Agreement” means the agreement dated on or about the date of this Agreement between the Custodian, Borrower C and the Issuing Bank relating to the Borrower C Custodian Account.

“Borrower C Collateral Security Agreement” means the agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower C over the Borrower C Custodian Account and the Borrower C Custody Agreement.

“Borrower C Custodian Account” means the account with account number 26-42580 held in the name of Borrower C with the Custodian under the Borrower C Custody Agreement.

“Borrower C Custody Agreement” means the agreement between Borrower C and the Custodian dated 25 October 2011 under which the Custodian agrees to hold certain assets as custodian on behalf of Borrower C and to establish the Borrower C Custodian Account.

“Borrower D Collateral Control Agreement” means the agreement dated on or about the date of this Agreement between the Custodian, Borrower D and the Issuing Bank relating to the Borrower D Custodian Account.

“Borrower D Collateral Security Agreement” means the agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower D over the Borrower D Custodian Account and the Borrower D Custody Agreement.

“Borrower D Custodian Account” means the account with account number 26-42600 held in the name of Borrower D with the Custodian under the Borrower D Custody Agreement.

“Borrower D Custody Agreement” means the agreement between Borrower D and the Custodian dated 25 October 2011 under which the Custodian agrees to hold certain assets as custodian on behalf of Borrower D and to establish the Borrower D Custodian Account.

“Borrowers” means Borrower A, Borrower B, Borrower C and Borrower D.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which the Issuing Bank should have received for the period from the date of receipt of all or any part of an Unpaid Sum to the last day of the current Interest Period in respect of that Unpaid Sum, had the Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Issuing Bank would be able to obtain by placing an amount equal to the Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:-

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority; or

(c)	the making or issuance of any request, guideline or directive (whether or not having the force of law) by any governmental authority.

“Charged Assets” means the Collateral Assets and any other assets subject (or expressed to be subject) to Security under the Security Documents.

“Collateral” means the Collateral (as defined in the Collateral Security Agreements) which is subject to perfected Security in favour of the Issuing Bank under the Security Documents.

“Collateral Assets” means any Eligible Collateral held in the Borrower A Custodian Account, the Borrower B Custodian Account, the Borrower C Custodian Account or the Borrower D Custodian Account.

“Collateral Control Agreements” means each of the Borrower A Collateral Control Agreement, the Borrower B Collateral Control Agreement, the Borrower C Collateral Control Agreement or the Borrower D Collateral Control Agreement.

“Collateral Margin” means:-

(a)	in the case of Eligible Collateral falling within paragraph (a) of the definition of “Eligible Collateral”, 90 per cent.;

(b)	in the case of Eligible Collateral falling within paragraph (b) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 90 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 85 per cent.;

(iii)	where such Eligible Collateral has a maturity of greater than 10 years, 80 per cent.,

provided that, in the case of Eligible Collateral falling within paragraphs (b)(ii) and (b)(iii) of the definition of “Eligible Collateral”, such percentages shall be reduced by 7.5 per cent with effect from the date on which the US Federal National Mortgage Association and/or US Federal Home Loan Mortgage Corporation, as the case may be, is no longer subject to Conservatorship;

(c)	in the case of Eligible Collateral falling within paragraph (c) of the definition of “Eligible Collateral”, 85 per cent.;

(d)	in the case of Eligible Collateral falling within paragraph (d) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 85 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 80 per cent.;

(iii)	where such Eligible Collateral has a maturity of greater than 10 years, 75 per cent.;

(e)	in the case of Eligible Collateral falling within paragraph (e) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 85 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 80 per cent.;

(iii)	where such Eligible Collateral has a maturity of greater than 10 years, but less than or equal to 15 years, 75 per cent.

(f)	in the case of Eligible Collateral falling within paragraph (f) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 85 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 80 per cent.;

(g)	in the case of Eligible Collateral falling within paragraph (g) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 80 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 75 per cent.;

(h)	in the case of Eligible Collateral falling within paragraph (h) of the definition of “Eligible Collateral”, where such Eligible Collateral has a weighted average maturity of less than 5 years, 75 per cent.; and

(i)	in the case of Eligible Collateral falling within paragraph (i) of the definition of “Eligible Collateral”, 80 per cent..

“Collateralisation Ratio” means, in relation to each Borrower, on each Test Date, the ratio (expressed as a percentage) of: (i) the Collateral Value attributable to that Borrower (determined by reference to the most recent Collateral Testing Information provided in accordance with Clause 17 (Collateral)); to (ii) the aggregate principal amount of all Letters of Credit outstanding to that Borrower

“Collateral Security Agreements” mean each of the Borrower A Collateral Security Agreement, Borrower B Collateral Security Agreement, Borrower C Collateral Security Agreement or Borrower D Collateral Security Agreement.

“Collateral Testing Information” means, in relation to a Borrower, information, in a form agreed by the Custodian and the Issuing Bank before the date of this Agreement, which sets out, amongst others:

(a)	details of each type of Eligible Collateral held by the Custodian on behalf of such Borrower;

(b)	where relevant, the maturity of each such Eligible Collateral;

(c)	where relevant, the credit rating of each such Eligible Collateral; and

(d)	the Market Value of each such Eligible Collateral.

“Collateral Value” means, in relation to each Borrower, on each Test Date, the aggregate of (i) the Market Value of each type of Eligible Collateral deposited by that Borrower (determined by reference to the most recent Collateral Testing Information made available in accordance with Clause 17 (Collateral)) (ii) multiplied by the Collateral Margin applicable to that Eligible Collateral.

“Commitment” means US$125,000,000 to the extent not cancelled, reduced or transferred under this Agreement.

“Confidential Information” means all information relating to the Group, the Finance Documents or the Facility of which the Issuing Bank becomes aware in its capacity as Issuing Bank from any member of the Group or any of its Subsidiaries or any of their respective advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Issuing Bank of Clause 29 (Confidentiality); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)	is known by the Issuing Bank before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Issuing Bank after that date, from a source which is, as far as the Issuing Bank is aware, unconnected with the Group and which, in either case, as far as the Issuing Bank is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between Borrower A and the Issuing Bank.

“Conservatorship” means the appointment of a conservator pursuant to the Federal Housing Finance Regulatory Reform Act of 2008 and the Federal Housing Enterprises Finance Safety and Soundness Act of 1992.

“Custodian” means The Northern Trust Company.

“Custodian Accounts” means each of the Borrower A Custodian Account, the Borrower B Custodian Account, the Borrower C Custodian Account and the Borrower D Custodian Account.

“Custody Agreements” means each of the Borrower A Custodian Agreement, the Borrower B Custodian Agreement, the Borrower C Custodian Agreement and the Borrower D Custodian Agreement.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period the giving of notice, the making of a determination under the Finance Documents or any combination of any of the foregoing) to be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Eligible Collateral” means:-

(a)	investments in any money market fund provided that:

(i)	such fund qualifies as an investment fund under the Investment Company Act 1940;

(ii)	such fund invests solely in securities issued or guaranteed as to principal and interest by the US government and has a minimum credit rating of Aaa from Moody’s or AAA from Standard & Poor’s; and

(iii)	has been approved by the Issuing Bank (acting in good faith);

(b)	debt securities:

(i)	issued by, or the payment of which is unconditionally backed by, the full faith and credit of the United States of America;

(ii)	issued by the US Federal National Mortgage Association;

(iii)	issued by the US Federal Home Loan Mortgage Corporation;

(iv)	unconditionally guaranteed by the US Federal Deposit Insurance Corporation; or

(v)	issued by the US Government National Mortgage Association

in each case with a minimum credit rating of Aa2 from Moody’s or AA from Standard & Poor’s;

(c)	agency pass-through mortgage pools:-

(i)	issued by the US Federal National Mortgage Association;

(ii)	issued by the US Federal Home Loan Mortgage Corporation;

(iii)	unconditionally guaranteed by the US Federal Deposit Insurance Corporation; or

(iv)	issued by the US Government National Mortgage Association;

(d)	debt securities issued by, or the payment of which is unconditionally backed by, the full faith and credit of, the governments of any of the following countries: the United Kingdom, France, Germany and Japan, provided that such country is a full member of the Organisation for Economic Co-operation and Development, and in each case with a minimum credit rating of Aa3 from Moody’s or AA- from Standard & Poor’s;

(e)	US municipal bonds being either general obligation bonds or revenue bonds which have a fixed coupon and a total issue size of at least $250,000,000 and with a minimum credit rating of Aa3 from Moody’s or AA- from Standard & Poor’s;

(f)	US non-financial corporate bonds with a minimum credit rating of Aa3 from Moody’s or AA- from Standard & Poor’s and provided that such bonds are not convertible into shares of the issuer;

(g)	US non-financial corporate bonds which have a fixed coupon and a total issue size of at least $250,000,000 and with a minimum credit rating of A3 from Moody’s or A- from Standard & Poor’s and provided that such bonds are not convertible into shares of the issuer;

(h)	senior CMBS bonds which have a fixed coupon and with a minimum credit rating of Aaa from Moody’s or AAA from Standard & Poor’s; and

(i)	commercial paper with a minimum credit rating of A1 from Moody’s or P1 from Standard & Poor’s,

and which in each case are deposited with or held by the Custodian and subject to perfected first priority Security in favour of the Issuing Bank under the Security Documents, provided that:

(i)	except in the case of Eligible Collateral falling within paragraphs (a) or (b) above, no more than 10 per cent. of the aggregate Eligible Collateral (by reference to Market Value at any time) shall have been issued by any single issuer;

(ii)	in relation to Eligible Collateral falling within paragraph (e) above, no more than 50 per cent. of the aggregate Eligible Collateral (by reference to Market Value) at any time shall fall within this category;

(iii)	in relation to Eligible Collateral falling within paragraph (g) above, no more than 20 per cent. of the aggregate Eligible Collateral (by reference to Market Value) at any time shall fall within this category; and

(iv)	in relation to Eligible Collateral falling within paragraph (h) above, no more than 20 per cent. of the aggregate Eligible Collateral (by reference to Market Value) at any time shall fall within this category.

“Environment” means humans, animals, plants and all other living organisms including ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment including any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of a Borrower conducted on or from the properties owned or used by a Borrower.

“ERISA” means the US Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Excluded Taxes” means, with respect to the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder or under any Finance Document, (a) Taxes imposed on or measured by its net income or gain (however denominated), franchise Taxes imposed on it (in lieu of net income taxes), and any taxes based on the capital, gross receipts, assets or property of such recipient (or other similar taxes), in each case, imposed by the United States (or any state or locality thereof) or by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of the Issuing Bank, in which its applicable Facility Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (i) in which a Borrower is located or (ii) is described in clause (a) above, (c) any backup withholding tax imposed by the United States (or any state or locality thereof), and (d) in the case of a non-US Issuing Bank any United States withholding tax that (i) is imposed on amounts payable to such non-US Issuing Bank pursuant to any Law enacted at the time such Issuing Bank becomes a party hereto (or designates a new Facility Office) or (ii) is attributable to such non-US Issuing Bank’s failure or inability (other than as a result of a Change in Law occurring after the date such Issuing Bank becomes a party to this Agreement or designates a new Facility Office) to comply with Clause 9.2 (f)-(h) of this Agreement (including as a result of any inaccurate or incomplete documentation), except to the extent that the assignor to the Issuing Bank or the existing Facility Office of the Issuing Bank was entitled, at the time of the assignment of its rights under this Agreement, to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Clause 9.2.

“Existing Credit Agreement” means the credit agreement between, among others, Tower Group Inc. as borrower, Bank of America, N.A., JP Morgan Chase Bank, N.A., Keybank National Association, PNC Bank, National Association, Wells Fargo Bank, National Association and The Northern Trust Company, dated 14 May 2010 as amended or restated from time to time.

“Expiry Date” means the last day of the Term for a Letter of Credit, such date to fall no later than the Termination Date.

“Event of Default” means any event or circumstance specified in clause 18 (Events of Default).

“Facility” means the letter of credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices of the Issuing Bank through which it will perform its obligations under this Agreement.

“Finance Document” means this Agreement, the Security Documents and any other document designated as such by the Issuing Bank and the Borrowers.

“Financial Indebtedness” means any indebtedness for or in respect of (without double-counting):

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US generally accepted accounting principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any preference share which is capable of redemption prior to the Termination Date; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funds at Lloyd’s” or “FAL” has the meaning given to it under paragraphs 16 and 17 of the Membership Byelaw (No. 5 of 2005).

“Group” means each of the Borrowers and their respective Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Interest Period” means each period determined in accordance with Clause 6.1 (Default interest) and paragraph (a) of Clause 5.2 (Claims under a Letter of Credit).

“Internal Revenue Code” means the US Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

“IRS” means the US Internal Revenue Service.

“ITA” means the Income Tax Act 2007.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case as in effect from time to time.

“Letter of Credit” means a letter of credit substantially in the form requested by any Borrower and agreed by the Issuing Bank.

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant currency or Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Issuing Bank at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 am (London Time) on the Quotation Day for the offering of deposits in the relevant currency and for a period comparable to the relevant Interest Period.

“LMA” means the Loan Market Association.

“Lloyd’s” means the Society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s.

“Mandatory Cost” means the percentage rate per annum calculated by the Issuing Bank in accordance with Schedule 2 (Mandatory Cost formulae).

“Market Value” means the market value of the relevant Eligible Collateral determined by the Custodian in accordance with the following principles:

(a)

securities listed or traded on any generally recognised securities exchange shall be valued at the closing sale price. If no sale has been reported for a given day or if the exchange was not open on a given day, the last published sale price or the last recorded bid price, whichever is the most recent, shall be used, unless in the opinion of the Custodian such price does not fairly indicate the actual market value, in which case the Custodian may rely on the valuation obtained from a reputable broker or investment banker as of the valuation date. Securities traded only in the over-the-counter market shall be valued at the closing representative bid price for such securities as reported by the NASDAQ reporting system for securities covered by that system and for other over-the-counter securities at the last current bid price for such securities in accordance with quotations obtained from a reputable broker or investment banker as of the valuation date. Notwithstanding the foregoing, the Custodian may use any other method of valuation which is or becomes generally accepted practice for valuation of assets in the corporate custody industry;

(b)	for the purposes of paragraph (a) above, the Custodian may rely on reports printed in any newspaper of general circulation published in New York or in any other newspaper the Custodian deems appropriate, or in any financial periodical or industry-recognised quotation service, or in the records of any securities exchange, as sufficient evidence of sale, bid and asked prices, and over-the-counter quotations;

(c)	other securities or assets which cannot be valued under paragraphs (a) to (b) above shall be valued on the basis of data available from the best available sources, including employees of the Custodian, brokers or dealers who deal in or are familiar with the type of investment involved or other qualified appraisers, or by reference to the market value of similar investments for which a market value is readily ascertainable; and

(d)	notwithstanding anything to the contrary in this Agreement, the Custodian shall have no duty to confirm or validate any information or valuation supplied to the Custodian from any third party sources described in paragraphs (b) and (c) above, nor shall the Custodian be responsible for any act or omission of any such source selected by the Custodian acting in good faith and without gross negligence.

The Market Value of the Eligible Collateral shall be set out in the Collateral Testing Information provided by the Custodian in accordance with Clause 17 (Collateral).

“Material Adverse Effect” means a material adverse effect on:-

(a)	the assets, financial condition or business of any of the Borrowers or the Group taken as a whole; or

(b)	the ability of any Borrower to perform its payment or other material obligations under the Finance Documents; or

(c)	the validity, legality, or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Issuing Bank under any of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day.

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Original Financial Statements” means the statutory financial statements of each Borrower for the financial year ended 31 December 2010.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the US Pension Benefit Guaranty Corporation.

“Pension Act” means the US Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of each Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Process Agent Letter” means the letter dated on or around the date of this Agreement between Borrower A, Borrower B, Borrower C, Borrower D and Law Debenture Corporate Services Limited appointing Law Debenture Corporate Services Limited as its agent for service of process pursuant to this Agreement and pursuant to the Security Documents.

“Quasi-Security” means:

(a)	the sale, transfer or disposal of any assets by any Borrower on terms whereby they are or may be leased to or re-acquired by that Borrower;

(b)	the sale, transfer or disposal of any receivables of any Borrower on recourse terms;

(c)	any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined the day determined by the Issuing Bank in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Quota Share Pledge” means:

(a)	the quota share pledge agreement to be entered into on or about 1 January 2012 between Flectat Limited and Tower Insurance Company of New York;

(b)	the quota share pledge agreement to be entered into on or about 1 January 2012 between Hardy Inc Limited and CastlePoint Insurance Company; and

(c)	the quota share pledge agreement to be entered into on or about 1 January 2012 between Argo Re Limited and CastlePoint National Insurance Company.

“Reference Banks” means the principal London offices of Barclays Bank PLC, HSBC Bank plc and Lloyds TSB Bank plc or such other banks as may be appointed by the Issuing Bank in consultation with the Borrowers.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 14 (Representations) other than Clause 14.7 (Deduction of Tax), Clause 14.8 (No filing or stamp taxes), Clause 14.10 (No misleading information), Clause 14.11(a) and Clause 14.11(b) (Financial Statements).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Issuing Bank may specify another page or service displaying the appropriate rate after consultation with the Borrowers.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means the Collateral Security Agreements, the Collateral Control Agreements, the Custody Agreements and any other document that may at any time be given as security for any liabilities in connection with any Finance Document.

“Solvent” means as to each Borrower that as of the date of determination both (a) (i) the sum of such Borrower’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (ii) such Borrower is able to pay the probable liabilities on such Borrower’s then existing debts as they become absolute and matured; (iii) such Borrower’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iv) such Borrower does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Borrower is “solvent” within the meaning given that term and similar terms under applicable US laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (discounted to present value at rates believed to be reasonable by such Borrower acting in good faith).

“Standard & Poor’s” means Standard & Poor’s Ratings Services and its successors.

“Subsidiary” of a Party means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Party.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Termination Date” means 31 December 2015.

“Test Date” means each of:

(a)	the last Business Day in each calendar month falling after the date of this Agreement;

(b)	the date which is 2 Business Days after the date of each Utilisation Request; and

(c)	any other date specified by the Issuing Bank to each Borrower on not less than 5 Business Days’ notice.

“United States” or “US” means the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“US Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“US Dollars” means US Dollars, the lawful currency of the United States of America.

“USA Patriot Act” means the US Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (commonly known as the USA Patriot Act).

“US Statutory Accounting Principles” means statutory accounting principles prescribed or permitted by the relevant Borrower’s domiciliary insurance department.

“Utilisation” means a utilisation of the Facility by way of a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which a Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the form set out in 0 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Issuing Bank”, a “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived, and an Event of Default is “continuing” if it has not been waived.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	THE FACILITY

2.1	Grant of the Facility

Subject to the terms of this Agreement, the Issuing Bank makes available to the Borrowers a US Dollar letter of credit facility in an aggregate amount equal to the Commitment.

2.2	Borrowers’ Obligations

(a)	The obligations of each Borrower under the Finance Documents are several and not joint. Failure by a Borrower to perform its obligations under the Finance Documents does not affect the obligations of any other Borrower under the Finance Documents. No Borrower is responsible for the obligations of any other Borrower under the Finance Documents.

(b)	Where the Borrowers are required to make payment of any sums pursuant to any of Clause 8 (Fees), Clause 9.3 (Tax Indemnity), Clause 9.5 (Stamp Taxes), Clause 10.1 (Increased Costs), Clause 12.2 (Limitation of Liability) or Clause 13 (Costs and Expenses) or any clause hereunder which requires payment of sums by a Borrower (except where such clause specifically identifies which Borrower is responsible for payment of such sums), each Borrower shall only be responsible for payment of its Proportionate Share of such sums. For the purposes of this Clause 2.2, “Proportionate Share” means, in relation to a Borrower: (i) at any time after the first Utilisation Date, the proportion which the Letters of Credit drawn by that Borrower bears to all Letters of Credit then outstanding; and (ii) at any other time, one quarter.

2.3	Purpose and Application

The Facility is made available for the purpose of providing one or more Letters of Credit to each Borrower pursuant to that Borrower’s Quota Share Pledge Agreement to be used as Funds at Lloyd’s to support and stand as security for the general business at Lloyd’s of the relevant Applicant or, for general insurance purposes.

3.	CONDITIONS OF UTILISATION

3.1	Conditions precedent

(a)	A Borrower may not deliver the first Utilisation Request unless the Issuing Bank has received all of the documents and other evidence listed in Schedule 1 Part 1 (Conditions precedent) in form and substance satisfactory to it. The Issuing Bank shall notify each Borrower promptly upon being so satisfied.

(b)	Without limiting paragraph (a) above, the Issuing Bank will only be obliged to comply with Clause 4.4 (Issue of Letters of Credit) if:

(i)	the relevant Borrower is, and will after making the relevant Utilisation(s) remain, in compliance with its obligations under Clause 17 (Collateral) and the Issuing Bank shall have received the Collateral Testing Information made available in accordance with Clause 17.3 on the date which is 2 Business Days after the date of each Utilisation Request and the Issuing Bank has performed such calculations as are necessary to determine whether the relevant Borrower is in compliance with its obligations under Clause 17 (Collateral);

(ii)	no Default is continuing or would result from the proposed Utilisation; and

(iii)	the Repeating Representations to be made by such Borrower are true.

3.2	Maximum number of Letters of Credit

A Borrower may not deliver more than five Utilisation Requests in total.

4.	UTILISATION

4.1	Delivery of a Utilisation Request

A Borrower may request a Letter of Credit by delivery to the Issuing Bank of a duly completed Utilisation Request not later than 10.00 am (London time) 3 Business Days prior to the proposed Utilisation Date.

4.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 4.3 (Currency and amount);

(iii)	the form of the Letter of Credit is agreed between the Issuing Bank and the relevant Borrower;

(iv)	it specifies the relevant Borrower;

(v)	the Letter of Credit has an Expiry Date no later than the Termination Date or, where the beneficiary of such Letter of Credit is not Lloyd’s, 31 December 2012;

(vi)	the applicant under such Letter of Credit is an Applicant and the beneficiary of such Letter of Credit is Lloyd’s or such other beneficiary agreed by the Issuing Bank; and

(vii)	the delivery instructions for the Letter of Credit are specified.

(b)	Only one Letter of Credit may be requested in each Utilisation Request.

4.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Letter of Credit must be an amount which is less than or equal to the Available Commitment.

4.4	Issue of Letters of Credit

If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on or before the Utilisation Date.

4.5	Cancellation of Commitment

(a)	The Commitment shall be immediately cancelled at the end of the Availability Period.

(b)	A Borrower may if it gives the Issuing Bank not less than 10 Business Days’ prior written notice, cancel the whole or part (being a minimum amount of not less than US$500,000) of the Available Commitment. Any such notice of cancellation shall be irrevocable and unless a contrary indication appears in this Agreement any such notice shall specify the date or dates upon which the relevant cancellation is to be made and the amount of that cancellation.

(c)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

(d)	No Party may cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

4.6	Illegality

(a)	If it becomes unlawful in any applicable jurisdiction for the Issuing Bank to issue or maintain any Letter of Credit:

(i)	the Issuing Bank shall promptly notify each Borrower upon becoming aware of that event; and

(ii)	upon the Issuing Bank notifying each Borrower, the Commitment will be immediately cancelled.

5.	LETTERS OF CREDIT

5.1	Fees payable in respect of Letters of Credit

(a)	The relevant Borrower shall pay to the Issuing Bank a letter of credit fee on each Letter of Credit computed at the rate of 0.35 per cent. per annum on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)	The letter of credit fee on a Letter of Credit shall be payable 011 the first day of each successive period of three months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit.

(c)	Fees payable in accordance with this Clause 5.1 in respect of any Letter of Credit issued shall be payable in US Dollars.

5.2	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a “Claim”).

(b)	The relevant Borrower shall within five Business Days of demand pay to the Issuing Bank an amount equal to the amount of any Claim in the currency of the Claim.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Claim; and

(ii)	deals in documents only and will not be concerned with the legality of a Claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of each Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a Claim or other document.

(e)	Interest shall accrue on the amount of any Claim from the date of the Claim until the date the Issuing Bank receives repayment from the relevant Borrower in respect of that Claim, at a rate which is the aggregate of:

(i)	0.35 per cent.;

(ii)	the applicable LIBOR; and

(iii)	the applicable Mandatory Cost, if any,

for such interest period selected by the Issuing Bank.

(f)	Any interest accruing under this Clause 5 shall be payable by the relevant Borrower within three Business Days of demand in writing by the Issuing Bank.

(g)	Any interest accruing under this Clause 5 (if unpaid) will be compounded at the end of its interest period but will remain due and payable within three Business Days of demand.

5.3	Indemnities

Each Borrower shall within five Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by that Borrower.

5.4	Role of the Issuing Bank

(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(c)	The Issuing Bank may rely on:

(i)	any representation, notice or document provided to it in relation to the Facility believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(d)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(e)	The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(f)	The Issuing Bank is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by any Party (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

5.5	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

6.	DEFAULT INTEREST

6.1	Default interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on such Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is the aggregate of:-

(i)	4 per cent.;

(ii)	the applicable LIBOR; and

(iii)	the applicable Mandatory Cost, if any.

for such interest period selected by the Issuing Bank (acting reasonably).

(b)	Any interest accruing under this Clause 6 shall be payable by the relevant Borrower within two Business Days of demand in writing by the Issuing Bank.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum to the extent such Unpaid Sum remains unpaid at the end of its interest period but will remain due and payable within two Business Days of demand in writing by the Issuing Bank.

7.	CHANGES TO THE CALCULATION OF INTEREST

7.1	Absence of quotations

Subject to Clause 7.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11 am (London time) on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

7.2	Market disruption

(a)	If a Market Disruption Event occurs then the rate of interest for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	0.8 per cent. (or, if the circumstances described in Clause 6.1 (Default interest) have occurred, 4.45 per cent.); and

(ii)	the Mandatory Cost, if any.

(b)	In this Agreement “Market Disruption Event” means at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Issuing Bank to determine LIBOR for the relevant currency and Interest Period.

7.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Issuing Bank or a Borrower so requires, the Issuing Bank and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior written consent of each Borrower, be binding on all Parties.

7.4	Break Costs

Each Borrower shall, within five Business Days of demand by the Issuing Bank pay to the Issuing Bank its Break Costs attributable to all or any part of any interest payable by that Borrower pursuant to Clause 5.2(e), Clause 6.1 (Default interest) or Clause 7.2 (Market disruption) being paid by that Borrower on a day other than the last day of an Interest Period for that interest.

7.5	Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Finance Document, the interest payable by the Borrowers under the Finance Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable US law (the “Maximum Rate”). If the Issuing Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the obligations owing by the relevant Borrower or, if it exceeds such unpaid principal, refunded to the relevant Borrower.

8.	FEES

8.1	Arrangement fee

The Borrowers shall pay to the Issuing Bank a fee in US Dollars computed at the rate of 0.05 per cent. on the Total Commitment, payable on the date of this Agreement.

8.2	Commitment fee

(a)	The Borrowers shall pay to the Issuing Bank a fee in US Dollars computed at the rate of 0.14 per cent. per annum on the Available Commitment for the period from the first Utilisation Date until expiry of the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount at the time the cancellation is effective.

9.	TAX GROSS UP AND INDEMNITIES

9.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment or refund of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by any Borrower to the Issuing Bank under Clause 9.2 (Tax gross-up) or a payment under Clause 9.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 9 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

9.2	Tax gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	A Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Issuing Bank accordingly.

(c)	If a Tax Deduction is required by law to be made by a Borrower other than a Tax Deduction related to an Excluded Tax, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Issuing Bank evidence reasonably satisfactory to the Issuing Bank that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	Additionally, the Issuing Bank agrees to deliver to each Borrower on or prior to the first Utilisation Date, and in a timely fashion thereafter, IRS Form W-8BEN, IRS Form W-8ECI or such other documents and forms of the IRS, duly executed and completed by the Issuing Bank, as are required under United States law to establish the Issuing Bank’s status for United States withholding tax purposes.

9.3	Tax indemnity

(a)	The Borrowers shall (within five Business Days of demand by the Issuing Bank) pay to the Issuing Bank an amount equal to the loss, liability or cost which the Issuing Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Issuing Bank in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	to any Excluded Taxes; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 9.2 (Tax gross-up).

9.4	Tax Credit

If a Borrower makes a Tax Payment and the Issuing Bank determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Issuing Bank has obtained, utilised and retained that Tax Credit,

the Issuing Bank shall pay an amount to that Borrower which the Issuing Bank determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Borrower.

9.5	Stamp taxes

The Borrowers shall pay and, within five Business Days of demand, indemnify the Issuing Bank against any cost, loss or liability the Issuing Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

9.6	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Borrower to the Issuing Bank which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by the Issuing Bank to any Party under a Finance Document, that Party shall pay to the Issuing Bank (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Issuing Bank shall promptly provide an appropriate VAT invoice to such Party).

(b)	Where the Issuing Bank requires a Borrower to reimburse or indemnify it for any cost or expense, that Borrower shall reimburse or indemnify (as the case may be) the Issuing Bank for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Issuing Bank reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

10.	INCREASED COSTS

10.1	Increased costs

(a)	Subject to Clause 10.3 (Exceptions) the Borrowers shall, within five Business Days of a demand by the Issuing Bank, pay for the account of the Issuing Bank the amount of any Increased Costs incurred by the Issuing Bank or any of its Affiliates as a result of (i) any Change in Law or (ii) compliance with any law or regulation made after the date of this Agreement. Provided, however, that any increased costs relating to Taxes shall be governed exclusively by Clause 9 (Tax Gross Up and Indemnities) of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Issuing Bank’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Issuing Bank or any of its Affiliates to the extent that it is attributable to the Issuing Bank having entered into this Agreement or funding or performing its obligations under any Finance Document.

10.2	Increased cost claims

If the Issuing Bank intends to make a claim pursuant to Clause 10.1 (Increased costs) it shall notify the Borrowers of the event giving rise to the claim and provide a certificate confirming the amount of its Increased Costs to each Borrower.

10.3	Exceptions

(a)	Clause 10.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	compensated for by the payment of the Mandatory Cost; or

(ii)	attributable to the wilful breach by the Issuing Bank or its Affiliates of any law or regulation.

11.	OTHER INDEMNITIES

11.1	Currency indemnity

(a)	If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

then that Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Issuing Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

11.2	Other indemnities

Each Borrower shall within five Business Days of demand, indemnity the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank as a result of:

(a)	a failure by such Borrower to pay any amount due under a Finance Document on its due date or to otherwise comply with its obligations under the Finance Documents;

(b)	the occurrence of any Event of Default;

(c)	issuing, or making arrangements to issue a Letter of Credit;

(d)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(e)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.

12.	MITIGATION BY THE ISSUING BANK

12.1	Mitigation

(a)	The Issuing Bank shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 4.6 (Illegality), Clause 9 (Tax gross-up and indemnities), Clause 10 (Increased costs) or paragraph 3 of Schedule 3 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of a Borrower under the Finance Documents.

12.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify the Issuing Bank for all costs and expenses reasonably incurred by the Issuing Bank as a result of steps taken by it under Clause 12.1 (Mitigation).

(b)	The Issuing Bank is not obliged to take any steps under Clause 12.1 (Mitigation) if, in the opinion of the Issuing Bank (acting reasonably), to do so might be prejudicial to it.

13.	COSTS AND EXPENSES

13.1	Transaction expenses

The Borrowers shall within five Business Days of demand pay the Issuing Bank the amount of all documented costs and expenses (including legal fees) reasonably incurred (subject to any agreed caps) by the Issuing Bank in connection with the negotiation, preparation and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

The Issuing Bank shall provide a certificate or invoice(s) to the Borrowers confirming the amount of any such costs and expenses.

13.2	Amendment costs

If (a) a Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 22.6 (Change of currency), such Borrower shall, within five Business Days of demand, reimburse the Issuing Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by the Issuing Bank in responding to, evaluating, negotiating or complying with that request or requirement.

13.3	Enforcement costs

The Borrowers shall, within three Business Days of demand, pay to the Issuing Bank the amount of all costs and expenses (including legal fees) incurred by the Issuing Bank in connection with the administration, enforcement of, or the preservation of any rights under, any Finance Document.

14.	REPRESENTATIONS

Each Borrower, severally and not jointly, makes the representations and warranties set out in this Clause 14 to the Issuing Bank on the date of this Agreement.

14.1	Status

(a)	It is a company duly incorporated, validly existing and in good standing under the laws of its state of incorporation.

(b)	It and each of its Subsidiaries has the power and authority and all requisite governmental licences, authorisations, consents and approvals to own its assets and carry on its business as it is being conducted.

(c)	It and each of its Subsidiaries is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license;

except in each case referred to in clause (b) or (c), to the extent that failure to do so is not reasonably likely to have a Material Adverse Effect.

14.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 3 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

14.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets to the extent that such conflict has or is reasonably likely to have a Material Adverse Effect,

nor result in the existence of, or oblige it to create, any Security over any of its assets (other than the Security constituted pursuant to the Security Documents).

14.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

14.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect.

14.6	Governing law and enforcement

(a)	The choice of English law as the governing law of this Agreement and the Process Agent Letter will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to this Agreement and the Process Agent Letter will be recognised and enforced in its jurisdiction of incorporation.

(c)	The choice of New York law as the governing law of each Collateral Security Agreement will be recognised and enforced in its jurisdiction of incorporation.

(d)	Any judgment obtained in New York in relation to a Collateral Security Agreement will be recognised and enforced in its jurisdiction of incorporation.

(e)	The choice of Illinois law as the governing law of each Collateral Control Agreement and each Custody Agreement will be recognised and enforced in its jurisdiction of incorporation.

(f)	Any judgment obtained in Illinois in relation to a Collateral Control Agreement or Custody Agreement will be enforced in its jurisdiction of incorporation.

14.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

14.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority (other than Uniform Commercial Code Financing Statements to be filed with the Secretary of State in the state of incorporation of such Borrower) in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

14.9	No default

(a)	No Event of Default is continuing or might result from the making of any Utilisation;

(b)	No event or circumstance is outstanding which constitutes a default under any agreement or instrument which is binding on it or to which its assets are subject which is reasonably likely to have a Material Adverse Effect.

14.10	No misleading information

All written material information provided on or before the date of this Agreement to the Issuing Bank by or on behalf of a Borrower is accurate and not misleading in any material respect and all projections provided to the Issuing Bank on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

14.11	Financial statements

(a)	The Original Financial Statements were prepared in accordance with US Statutory Accounting Principles consistently applied.

(b)	The Original Financial Statements fairly represent financial condition and operations of the relevant Borrower during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since the date of its most recent financial statements delivered pursuant to Clause 3.1(a) or Clause 15.1 (Financial Statements).

14.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

14.13	Environmental laws

(a)	It is in compliance with Clause 16.10 (Environmental compliance) and to the best of each Borrower’s knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.

14.14	Pari passu ranking

(a)	Subject to the registrations specified in Clause 14.8 (No filing or stamp taxes) each Security Document creates (or, once entered into, will create) in favour of the Issuing Bank the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

14.15	Title

It has good and marketable title to the Charged Assets created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents and any Security in favour of the Custodian created pursuant to a Custody Agreement or by operation of law.

14.16	Collateral

(a)	It is and will at all times be the sole and absolute legal and beneficial owner of its Custodian Account free from all Security except for the Security under the Security Documents and subject to the terms of its Custody Agreement.

(b)	It is and will at all times be the sole and absolute legal and beneficial owner of the rights arising in its favour under its Custody Agreement, which remains in full force and effect without modification, supplement or variation (other than a modification, supplement or variation which is minor, of a solely technical nature or administrative in nature). With respect to its Custody Agreement, there has not been:

(i)	a material breach or default by the relevant Borrower which has occurred and is continuing;

(ii)	a right for the Custodian to rescind, cancel or terminate; or

(iii)	a claim made by the relevant Borrower or any other party under or in connection with any Custody Agreement.

(c)	The Security Documents create in favour of the Issuing Bank the Security which they are expressed to create and will create first priority security interests in the Collateral and such security interest is entitled to all rights, priorities and benefits afforded by UCC (as defined in each Collateral Security Agreement) except for Security permitted pursuant to the Collateral Security Agreements.

14.17	US Government Regulations

(a)	Neither it nor any of its Subsidiaries is or is required to be registered as an “investment company” under the US Investment Company Act of 1940 or under any other US federal or state statute or regulation which may limit its or their ability to incur Financial Indebtedness or which may otherwise render all or any portion of its obligations under the Finance Documents unenforceable.

(b)	It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB) as in effect from time to time, and no proceeds of any credit extensions hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

14.18	US Employee Benefit Plans

(a)	Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other United States federal and state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favourable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from US federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the best of its knowledge and belief, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)	There are no pending or, to the best of its knowledge and belief, threatened litigation, arbitration or administrative proceedings of or before, or other action by, any court, arbitral body or agency with respect to any Plan that might reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or might reasonably be expected to result in a Material Adverse Effect.

(c)	(i) No ERISA Event has occurred or might reasonably be expected to occur with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither any Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)	Neither it nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.

14.19	Solvency

After and giving effect to the incurrence of each Borrower’s obligations under this Agreement and the other Finance Documents, each Borrower is Solvent. Additionally, no transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in relation to the transactions contemplated by this Agreement or the other Finance Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower or other persons to which that Borrower is or will become indebted.

14.20	Repetition

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and on 31 August, 30 November, 28 February and 31 May of each year.

15.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 15 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

15.1	Financial statements

(a)	Borrower A shall supply to the Issuing Bank as soon as the same become available, but in any event within 75 days after the end of each quarter of each financial year Tower Group Inc., the consolidated financial statements of Tower Group Inc. for the relevant financial period.

(b)	Each Borrower shall supply to the Issuing Bank:

(i)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years its statutory financial statements for that financial year; and

(ii)	as soon as the same become available but in any event within 60 days after the end of each quarter of each of its financial years its statutory financial statements for that financial quarter.

15.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by a Borrower pursuant to Clause 15.1(b) (Financial statements) shall be certified by the chief financial officer, treasurer or other senior financial officer of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	Each Borrower shall procure that each set of financial statements delivered pursuant to Clause 15.1(b) (Financial statements) is prepared using US Statutory Accounting Principles.

15.3	Information: miscellaneous

Each Borrower shall supply to the Issuing Bank:

(a)	all documents dispatched by it to its secured creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of details of (i) notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Applicable Regulatory Insurance Authority concerning the business, practices or operations of that Borrower, or (ii) any other litigation, arbitration or administrative proceedings which are current, threatened or pending against that Borrower and which might, if adversely determined have a Material Adverse Effect;

(c)	promptly upon becoming aware of it, notice of the occurrence of any ERISA Event with respect to that Borrower;

(d)	promptly upon the issuance thereof, copies of all reports, if any, to or other material documents filed by any Borrower with any Applicable Insurance Regulatory Authority;

(e)	promptly upon becoming aware of them, notice of proposed or actual suspension, termination or revocation of any material licence by any Applicable Regulatory Insurance Authority or of receipt of notice from any Applicable Regulatory Insurance notifying that Borrower of a hearing relating to such a suspension, termination or revocation, including any request by an Applicable Regulatory Insurance Authority which commits each Borrower to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of each Borrower to conduct its business;

(f)	written notice of any business transaction undertaken by a Borrower involving (directly or indirectly) any of Sudan, Iran, Myanmar (Burma), Cuba, North Korea, Syria or Libya to the extent possible in advance of and in any event promptly upon that Borrower commencing such business or transaction together with sufficient details of such business or transaction as the Issuing Bank may require to satisfy any sanctions-related laws, regulations or requirements to which it is subject; and

(g)	promptly, such further information regarding its financial condition, business and operations as the Issuing Bank may reasonably request.

15.4	Notification of Default

(a)	Each Borrower shall notify the Issuing Bank of any Default (and the steps, if any being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Issuing Bank, each Borrower shall supply to the Issuing Bank a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if an Default is continuing, specifying the breach and the steps, if any, being taken to remedy it).

15.5	Know your customer checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(ii)	any change in the status of any Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Issuing Bank of any of its rights and obligations under this Agreement to a party that is not the Issuing Bank prior to such assignment or transfer;

obliges the Issuing Bank (or, in the case of paragraph (iii) above, any prospective transferee) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Issuing Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Issuing Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective transferee) in order for the Issuing Bank or, in the case of the event described in paragraph (iii) above, any prospective new Issuing Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Without limiting the foregoing provisions of this Clause, to the extent that it is subject to the USA Patriot Act, the Issuing Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow the Issuing Bank to identify the Borrowers in accordance with the USA Patriot Act. Each Borrower shall, promptly following a request by the Issuing Bank provide all documentation and other information that the Issuing Bank requests in order to comply with its ongoing obligations under applicable US “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

16.	GENERAL UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1	Authorisations

Each Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Issuing Bank of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

16.2	Compliance with laws

Each Borrower shall comply in all respects with:

(a)	all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents; and

(b)	sanctions-related laws and regulations to which it may be subject.

16.3	Financial Indebtedness

(a)	No Borrower shall incur or propose to incur any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness arising under any Finance Documents;

(ii)	any Financial Indebtedness arising under the master lease agreement between Tower Group Inc., Borrower A and PNC Equipment Finance, LLC dated 29 December 2010 as amended or restated from time to time;

(iii)	any Financial Indebtedness arising under the interest rate swap agreements in place at the date of this Agreement with KeyBank National Association and Tower Group Inc. and its Affiliates as amended or restated from time to time;

(iv)	a loan made between any Borrower and any of its Affiliates;

(v)	any Financial Indebtedness arising under the Existing Credit Agreement; or

(vi)	any Financial Indebtedness which (when aggregated with any other Financial Indebtedness (other than any permitted under paragraphs (i) to (v) above)) does not exceed US$35,000,000 (or its equivalent in another currency or currencies).

16.4	Security

(a)	No Borrower shall create or permit to subsist or propose to create or permit to subsist any Security or Quasi-Security over any of its assets.

(b)	Paragraph (a) above does not apply to any Security or (as the case may be) Quasi- Security, listed below:

(i)	any Security in favour of the Custodian created pursuant to a Custody Agreement;

(ii)	any netting or set-off arrangement entered into by any Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security entered into pursuant to any Finance Document;

(v)	any Security entered into pursuant to the Existing Credit Agreement;

(vi)	any Security entered into to support Financial Indebtedness permitted pursuant to Clause 16.3(b) (i) to (v);

(vii)	any Security entered into for reinsurance trust accounts and State depository requirements in the ordinary course of business;

(viii)	any Security or Quasi-Security permitted by any Security Document; and

(ix)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by that Borrower (other than any permitted under paragraphs (i) to (viii) above)) does not exceed US$35,000,000 (or its equivalent in another currency or currencies).

16.5	Disposals

(a)	No Borrower shall enter into or propose to enter into a single transaction or a series of transactions to sell, transfer or otherwise dispose of, or enter into any securities lending transaction in respect of, any Eligible Collateral, save as permitted by any Finance Document.

(b)	Nothing in this Clause 16.5 (Disposals) shall restrict the payment of any dividend by any Borrower.

16.6	Merger

No Borrower shall enter into any amalgamation, demerger, merger or corporate reconstruction unless the resulting entity assumes all the obligations of the relevant Borrower under the Finance Documents (including, without limitation, under the Security Documents).

16.7	Change of business

Each Borrower shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

16.8	Pari passu ranking

Each Borrower shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.9	Insurance

Each Borrower shall maintain insurances with reputable independent underwriters or insurance companies on and in relation to its business and assets against those risks and to the extent as it usual for companies carrying on the same or substantially similar business.

16.10	Environmental Compliance

(a)	Each Borrower shall ensure that it will:

(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

16.11	United States laws

No Borrower may use the proceeds of any credit extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulations T, U or X issued by the FRB.

17.	COLLATERAL

17.1	Subject to Clause 17.5, each Borrower shall ensure that, on each Test Date, its Collateralisation Ratio is at least equal to 100 per cent.

17.2	To the extent that any Letter of Credit drawn by a Borrower is not fully collateralised by Eligible Collateral in US Dollars (the amount of such a Letter of Credit not covered by Eligible Collateral in US Dollars being the “Shortfall”), that Borrower may make up any Shortfall by delivering Eligible Collateral in an Approved Currency, however, in this case, the percentages set out in the definition of “Collateral Margin” shall in each case be reduced by 8 per cent. for the purposes of calculating the Collateralisation Ratio in respect of that Shortfall.

17.3	For the purposes of testing whether a Borrower is in compliance with its obligations under Clause 17.1 above (and subject to Clause (b)(ii) below):

(a)	in relation to any Test Date falling within paragraph (a) of the definition of “Test Date”:

(i)	the relevant Borrower shall procure that the Custodian shall make available the Collateral Testing Information in relation to that Borrower to the Issuing Bank on or before 1:00 pm (London time) 1 Business Day before such Test Date; and

(ii)	the Issuing Bank shall undertake such calculations (including currency conversions) as are necessary to establish whether that Borrower is in compliance with its obligations under Clause 17.1 and shall notify the relevant Borrower accordingly on or before 1:00 pm (London time) on such Test Date;

(b)	in relation to any Test Date falling within paragraphs (b) or (c) of the definition of “Test Date”:

(i)	the relevant Borrower shall procure that the Custodian shall make available the Collateral Testing Information in relation to that Borrower to the Issuing Bank on or before 1:00 pm (London time) 1 Business Day before such Test Date; and

(ii)	the Issuing Bank shall undertake such calculations (including currency conversions which shall be made at the Issuing Bank’s spot rate of Exchange for the purchase of the relevant currency with US$ in the London foreign exchange market at or about 11.00am (London time) on the date of calculation) as are necessary to establish whether that Borrower is in compliance with its obligations under Clause 17.1 and shall notify the relevant Borrower accordingly on or before 1:00 pm (London time) on such Test Date.

17.4	If on any Test Date (other than where such Test Date is a date falling within paragraph (b) of the definition of “Test Date”) a Borrower is not in compliance with its obligations under Clause 17.1, that Borrower undertakes to deliver such further Eligible Collateral within three (3) Business Days of such Test Date as is necessary to ensure that, immediately following the delivery of that further Eligible Collateral, it is in compliance with its obligations under Clause 17.1. The relevant Borrower shall procure the provision by the Custodian of updated Collateral Testing Information to the Issuing Bank on or before the expiry of that three (3) Business Day period, and the Issuing Bank shall undertake such calculations as are necessary to establish whether the relevant Borrower is, immediately following the delivery of that further Eligible Collateral, in compliance with its obligations under Clause 17.1, and shall notify the relevant Borrower accordingly.

17.5	Each Borrower shall be entitled to withdraw Eligible Collateral from the Custodian Account in accordance with the terms of the Collateral Control Agreements.

18.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 18 is an Event of Default (save for Clause 18.15 (Acceleration)).

18.1	Non-payment

Any Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error by a bank in the transmission of funds; and

(b)	payment is made within 3 Business Days of its due date.

18.2	Collateral and Security

(a)	Any requirement of Clause 17 (Collateral) is not satisfied.

(b)	Any Borrower does not comply with any provision of the Security Documents.

18.3	Other obligations

(a)	Any Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.1 (Non-payment) and 18.2 (Collateral and Security)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten days after the earlier of the Issuing Bank giving notice to the relevant Borrower or the relevant Borrower becoming aware of the failure to comply.

18.4	Misrepresentation

Any representation or statement made or deemed to be made by a Borrower in the Finance Documents or any other document delivered by or on behalf of such Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances causing such misrepresentation:

(a)	are capable of remedy; and

(b)	(are remedied within ten days of the earlier of the Issuing Bank giving notice to the relevant Borrower or the relevant Borrower becoming aware of such misrepresentation.

18.5	Cross default

(a)	Any Financial Indebtedness of any Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Borrower is cancelled or suspended by any of its creditor as a result of an event of default (however described).

(d)	Any creditor of any Borrower becomes entitled to declare any of the its Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 18.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

18.6	Insolvency

(a)	Any Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of any Borrower’s assets is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Borrower.

18.7	Insolvency proceedings

Any Borrower institutes or consents to the institution of any proceeding under any US Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any US Debtor Relief Law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

18.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Borrower having an aggregate value of $500,000 and is not discharged within 15 days.

18.9	Change of control

(a)	Tower Group Inc. ceases to control, directly or indirectly, each of the Borrowers.

(b)	For the purpose of paragraph (a) above, “control” means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the relevant company; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant company; or

(iii)	give directions with respect to the operating and financial policies of the relevant company with which the directors or other equivalent officers of the relevant company are obliged to comply.

18.10	Unlawfulness

It is or becomes unlawful any Borrower to perform any of its obligations under the Finance Documents.

18.11	Repudiation

Any Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

18.12	Cessation of business

Any Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business or operations or sells, transfers or otherwise disposes of the whole or substantial part of its undertaking or assets, whether by a single transaction or a number of transactions.

18.13	Material adverse change

An event or circumstance occurs which the Issuing Bank believes has or is reasonably likely to have a Material Adverse Effect.

18.14	ERISA

(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or might reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of US$1,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any instalment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of US$1,000,000.

18.15	Acceleration

On and at any time after the occurrence of an Event of Default in relation to a Borrower which is continuing the Issuing Bank may by notice to the relevant Borrower:

(a)	cancel that Borrower’s ability to utilise the Facility whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Facility which has been utilised by that Borrower, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents in respect of such Borrower be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Facility which has been utilised by that Borrower be payable on demand, whereupon they shall immediately become payable on demand by the Issuing Bank.

If an Event of Default under Clause 18.6 (Insolvency) shall occur in respect of any Borrower in any United States jurisdiction or any United States court of competent jurisdiction, then without notice to that Borrower or any other act by the Issuing Bank or any other person, that Borrower’s ability to utilise the Facility shall immediately be cancelled, and all or part of the Facility, all accrued interest thereon and all other amounts owed by that Borrower under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

19.	CHANGES TO THE ISSUING BANK

19.1	Assignments and transfers by the Issuing Bank

(a)	Subject to this Clause 19, the Issuing Bank (the “Existing Issuing Bank”) may, at any time, assign, transfer or novate either in law or in equity all or any of its rights, benefits and/or obligations in respect of the Finance Documents, in whole or in part, to any bank(s), financial institution(s), trust(s), fund(s) or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Issuing Bank”).

(b)	The consent of each Borrower is required for an assignment, transfer or novation by the Existing Issuing Bank, unless the assignment, transfer or novation is to an Affiliate of the Existing Issuing Bank or an Event of Default is continuing.

(c)	The consent of the Borrowers to an assignment, transfer or novation must not be unreasonably withheld or delayed. A Borrower will be deemed to have given its consent five Business Days after its receipt of such written request from the Existing Issuing Bank unless consent is expressly withheld by that Borrower within that time.

(d)	If:-

(i)	the Existing Issuing Bank assigns, transfers or novates any of its rights or obligations under the Finance Documents; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or novation occurs, a Borrower would be obliged to make a payment to the New Issuing Bank under Clause 9 (Tax Gross Up and Indemnities) or Clause 10 (Increased Costs),

then the New Issuing Bank is only entitled to receive payment under those Clauses to the same extent as the Existing Issuing Bank would have been if the assignment, transfer or novation had not occurred.

19.2	Limitation of responsibility of Existing Issuing Bank

(a)	Unless expressly agreed to the contrary, an Existing Issuing Bank makes no representation or warranty and assumes no responsibility to a New Issuing Bank for:-

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Borrower;

(iii)	the performance and observance by any Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The New Issuing Bank confirms to the Existing Issuing Bank that it:-

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Issuing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Issuing Bank to:-

(i)	accept a re-transfer or re-assignment from a New Issuing Bank of any of the rights and obligations assigned or transferred under this Clause 19; or

(ii)	support any losses directly or indirectly incurred by the New Issuing Bank by reason of the non-performance by any Borrower of its obligations under the Finance Documents or otherwise.

19.3	Security over Issuing Bank’s rights

In addition to the other rights provided to the Issuing Bank under this Clause 19, the Issuing Bank may without consulting with or obtaining consent from any Borrower, at any time create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure its obligations including, without limitation:-

(a)	any Security to secure obligations to a federal reserve or central bank; and

(b)	where the Issuing Bank is a fund, any Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Issuing Bank as security for those obligations or securities, except that no such Security shall:-

(a)	release the Issuing Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant Security for the Issuing Bank as a party to any of the Finance Documents; or

(b)	require any payments to be made by a Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Issuing Bank under the Finance Documents.

20.	CHANGES TO THE BORROWER

20.1	Assignments and transfer by a Borrower

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Issuing Bank.

21.	CONDUCT OF BUSINESS BY THE ISSUING BANK

No provision of this Agreement will:

(a)	interfere with the right of the Issuing Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Issuing Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Issuing Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

22.	PAYMENT MECHANICS

22.1	Payments to the Issuing Bank

(a)	On each date on which a Borrower is required to make a payment under a Finance Document that Borrower shall make the same available to the Issuing Bank (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Issuing Bank as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Issuing Bank specifies.

22.2	Partial payments

(a)	If the Issuing Bank receives a payment that is insufficient to discharge all the amounts then due and payable by a Borrower under the Finance Documents, the Issuing Bank shall apply that payment towards the obligations of a Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Issuing Bank under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any reimbursement obligation in respect of any drawings under Letters of credit that are due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Issuing Bank may vary the order set out in paragraphs (a)(ii) to (iv) above.

22.3	No set-off by a Borrower

All payments to be made by any Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

22.4	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any Unpaid Sum under this Agreement interest is payable on the Unpaid Sum at the rate payable on the original due date.

22.5	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from any Borrower under any Finance Document.

(b)	A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which the Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

22.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Issuing Bank (after consultation with the Borrowers); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Issuing Bank (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Issuing Bank (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

22.7	Disruption to Payment Systems etc.

If the Issuing Bank determines (in its discretion) that a Disruption Event has occurred or the Issuing Bank is notified by a Borrower that a Disruption Event has occurred:

(a)	the Issuing Bank may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Issuing Bank may deem necessary in the circumstances;

(b)	the Issuing Bank shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Issuing Bank and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 28 (Amendments and Waivers); and

(d)	the Issuing Bank shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Issuing Bank) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 22.7.

23.	SET-OFF

The Issuing Bank may set off any matured obligation due from a Borrower under the Finance Documents against any matured obligation owed by the Issuing Bank to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Issuing Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

24.	NOTICES

24.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter. Any communication to a Borrower should be copied to each other Borrower.

24.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of a Borrower, that identified with its name below; and

(b)	in the case of the Issuing Bank, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the other Party by not less than three Business Days’ notice.

24.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address delivered by international courier with confirmation of receipt;

and, if a particular department or officer is specified as part of its address or details provided under Clause 24.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Issuing Bank will be effective only when actually received by the Issuing Bank and then only if it is expressly marked for the attention of the department or officer identified with the Issuing Bank’s signature below (or any substitute department or officer as the Issuing Bank shall specify for this purpose).

24.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Issuing Bank shall notify the other Parties.

24.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Issuing Bank, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.	CALCULATIONS AND CERTIFICATES

25.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Issuing Bank are prima facie evidence of the matters to which they relate.

25.2	Certificates and Determinations

Any certification or determination by the Issuing Bank of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

26.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Issuing Bank, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Issuing Bank and the Borrowers and any such amendment or waiver will be binding on the Parties.

29.	CONFIDENTIALITY

29.1	Confidential Information

The Issuing Bank agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 29.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

29.2	Disclosure of Confidential Information

The Issuing Bank may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Issuing Bank shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or a Borrower and to any of the any Borrower’s Affiliates, Representatives and professional advisers;

(iii)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(iv)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of (any relevant stock exchange or pursuant to any applicable law or regulation, and the Issuing Bank shall, to the extent practicable, use reasonable endeavours to notify the Borrowers of the details of any such disclosure, provided that it is permitted to do so by the relevant court, authority, body, rules, applicable law or regulation);

(v)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes, (and the Issuing Bank shall use reasonable endeavours to notify the Borrowers of the details of any such disclosure to the extent it is permitted to do so);

(vi)	who is a Party; or

(vii)	with the consent of the Borrowers;

in each case, such Confidential Information as the Issuing Bank shall consider appropriate if:

(A)	in relation to paragraphs (b)(i) and (b)(ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(iv), and (b)(v) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential

Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Issuing Bank, it is not practicable so to do in the circumstances.

29.3	Entire agreement

This Clause 29 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Issuing Bank under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

31.	GOVERNING LAW

This Agreement and any lion-contractual obligations arising out of or in connection with it are governed by English law.

32.	JURISDICTION

(a)	Subject to Clause 32(d) the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 32 is for the benefit of the Issuing Bank only. As a result, the Issuing Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Issuing Bank may take concurrent proceedings in any number of jurisdictions.

(d)	The Borrowers irrevocably submit to the non-exclusive jurisdiction of the courts of England with respect to any Dispute.

(e)	TO THE EXTENT PERMITTED BY LAW THE PARTIES HERETO WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

33.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Borrowers:

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	The Company

(a)	A copy of the constitutional documents of each Borrower, including certificates of good standing (or equivalent), issued as of a recent date by the Secretary of State or other appropriate official of each Borrower’s jurisdiction of incorporation, organisation or formation and, if different, its principal place of business.

(b)	A copy of a resolution of the board of directors of each Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of each Borrower (signed by a director, secretary or other authorised officer) confirming utilising the Commitments in accordance with this Agreement would not cause any borrowing, securing or other limit binding on it to be exceeded.

(e)	A certificate of an authorised signatory of each Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Security

(a)	Each Collateral Security Agreement duly executed by the parties to it and all such documents necessary to create a preferential right in respect of the Collateral.

(b)	Each Collateral Control Agreement duly executed by the parties to it.

(c)	A copy of each Custody Agreement duly executed by the parties to it.

(d)

Acknowledgment copies of all UCC-I financing statements filed, registered or recorded to perfect the liens of the Issuing Bank, or other evidence satisfactory to the Issuing Bank that there has been filed, registered or recorded (or arrangements made with a reputable filing service to file, register or record) all financing statements and other filings, registrations and recordings necessary and advisable to perfect the liens of the Issuing Bank in accordance with applicable US law.

(e)	Such lien searches, and such termination statements and other documents as the Issuing Bank shall have determined to be necessary or appropriate under applicable US law.

3.	Finance Documents

This Agreement executed by the Borrowers.

4.	Legal opinions

(a)	A legal opinion of Pinsent Masons LLP, legal advisers to the Issuing Bank in England, substantially in the form distributed to the Issuing Bank prior to signing this Agreement.

(b)	A legal opinion of the legal advisers to the Borrowers in New York, substantially in the form distributed to the Issuing Bank prior to signing this Agreement.

(c)	A legal opinion of the legal advisers to the Borrowers in Illinois, substantially in the form distributed to the Issuing Bank prior to signing this Agreement.

5.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Issuing Bank considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements.

(c)	Evidence that the fees, costs and expenses then due from each Borrower pursuant to Clause 8 (Fees) and Clause 13 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	Completion by the Issuing Bank of all necessary “know your customer” or other similar checks.

(e)	A copy of the Process Agent Letter and evidence that the process agent has accepted its appointment in accordance with the terms of the Process Agent Letter.

UTILISATION REQUEST

From:	[Borrower A/Borrower B/Borrower C/Borrower D]

To:	Barclays Bank PLC (the “Issuing Bank”)

The Northern Trust Company

Dated:	[—] 200[—]

Dear Sirs

$125,000,000 Facility Agreement dated [—] 200[—] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank on the following terms:

Borrower	[Borrower A] [Borrower B] [Borrower C] [Borrower D]
Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)
Currency and Amount:	[—] or, if less, the Available Commitment
Beneficiary:	[—]
Term of Letter of Credit:	[—] months

Expiry Date	[—]

3.	We confirm that each condition specified in Clause 4.2 (Completion of a Utilisation Request) and paragraph (b) of Clause 4.4 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We further confirm that [Borrower A/Borrower B/Borrower C/Borrower D] is and will remain in compliance with Clause 3.1(b) after making this Utilisation. We shall procure provision by the Custodian of the Collateral Testing Information in accordance with Clause 3.1(b) and Clause 17.3 of the Agreement.

5.	We attach a copy of the proposed Letter of Credit.

6.	[The Letter of Credit requested in this Utilisation Request should be issued in favour of Lloyd’s in the form attached and delivered to The Society and the Council of Lloyd’s, c/o The Manager, Market Services, Fidentia House, Walter Burke Way, Chatham Maritime, Chatham, Kent ME4 4RN. The purpose of the Letter of Credit is to provide Funds at Lloyd’s for the “Applicant” mentioned therein.1]

7.	This Utilisation Request is irrevocable.

[1]	Only required where the beneficiary is Lloyd’s

Yours faithfully

Authorised Signatory for and on behalf of
[Borrower A/Borrower B/Borrower C/Borrower D]

SCHEDULE 2

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate the Issuing Bank for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	The Additional Cost Rate where the Issuing Bank is lending from a Facility Office in a Participating Member State will be the percentage notified by the Issuing Bank to each Borrower. This percentage will be certified by the Issuing Bank in its notice to each Borrower to be its reasonable determination of the cost (expressed as a percentage of all Letters of Credit made by the Issuing Bank from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

3.	The Additional Cost Rate will be calculated by the Issuing Bank as follows:

(a)	in relation to a Sterling Letter of Credit:

AB + C (B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Letter of Credit in any currency other than Sterling:

E x 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Issuing Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding any margin and the Mandatory Cost and, if an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 6.1 (Default interest)) payable for the relevant Interest Period on the Letter of Credit.

C	is the percentage (if any) of Eligible Liabilities which that Issuing Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Issuing Bank on interest bearing Special Deposits.

E

is designed to compensate Issuing Bank for amounts payable under the Fees Rules and is calculated by the Issuing Bank as being the average of the most recent rates of charge supplied by the Issuing Bank to the financial Services

Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated by the Issuing Bank for this purpose as being the average of the Fee Tariffs applicable to the Issuing Bank for that fiscal year) and expressed in pounds per £1,000,000 of the Tariff Base of the Issuing Bank.

4.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

5.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

6.	Any determination by the Issuing Bank pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Issuing Bank shall, in the absence of manifest error, be conclusive and binding on the Parties.

7.	The Issuing Bank may from time to time, after consultation with the Borrowers, determine and notify to the Borrowers any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on the Parties.

SIGNATURES

THE BORROWERS

TOWER INSURANCE COMPANY OF NEW YORK

By:

Address:	120 Broadway, NY, NY 10271

Fax:	212 202-3987

CASTLEPOINT INSURANCE COMPANY

By:

Address:	120 Broadway, NY, NY 10271

Fax:	212 202-3987

CASTLEPOINT NATIONAL INSURANCE COMPANY

By:

Address:	222 South Riverside Plaza, Chicago, IL 60606

Fax:	212 202-3987

HERMITAGE INSURANCE COMPANY

By:

Address:	120 Broadway, NY, NY 10271

Fax:	212 202-3987

THE ISSUING BANK

BARCLAYS BANK PLC

By:

Address:

Fax:

SIGNATURES

THE BORROWERS

TOWER INSURANCE COMPANY OF NEW YORK

By:

Address:

Fax:

CASTLEPOINT INSURANCE COMPANY

By:

Address:

Fax:

CASTLEPOINT NATIONAL INSURANCE COMPANY

By:

Address:

Fax:

HERMITAGE INSURANCE COMPANY

By:

Address:

Fax:

THE ISSUING BANK

BARCLAYS BANK PLC

By:

Address:	RICHARD BRAHAM 1 CHURCHILL PLACE E14 5HP

Fax:	02071167645